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                                                                   EXHIBIT 10.1

                             EMPLOYMENT AGREEMENT

     This EMPLOYMENT AGREEMENT (this "AGREEMENT") shall become effective as of the Effective Date indicated below between The Carreker Group, Inc., a Texas corporation (the "COMPANY"), and J.D. Carreker ("MR. CARREKER").

                                    RECITAL

     Mr. Carreker is the Chief Executive Officer and Chairman of the board of directors of the Company. In consideration for the Company's entering into and performing under this Agreement, Mr. Carreker has also agreed to enter into this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements of the parties contained herein, the Company and Mr. Carreker hereby agree as follows:

     1.   EMPLOYMENT.   The Company will employ Mr. Carreker and Mr. Carreker
accepts employment with the Company for a period of two years from the Effective Date; provided, however, that by irrevocable written notice given to the Company not less than six months prior to the expiration of such two year period, Mr. Carreker may extend the period by an additional year (such two or three year period, as applicable, being the "INITIAL PERIOD"). Mr. Carreker's employment may continue after the Initial Period but will then be terminable by either party at will, with or without cause (provided that any termination by the Company shall occur only pursuant to a determination of its board of directors (and not a committee thereof)), which determination may be made in its sole discretion. The obligations of the Company and Mr. Carreker set forth in the "Intellectual Property Rights Agreement" and the "Confidentiality Agreement" (each as defined in Section 7) (referring to intellectual property and confidentiality, respectively) and in Section 8 (referring to termination) will survive termination of Mr. Carreker's employment, regardless of cause.

          Mr. Carreker's primary location of employment shall be in Dallas, Texas or its environs, and he shall undertake such business travel as is reasonably required in the discharge of his duties set forth below.

     2. DUTIES. Mr. Carreker will be employed as a full-time employee of the Company and initially will serve as its Chief Executive Officer and as a director. Mr. Carreker agrees that, to the best of his ability and experience, he will at all times conscientiously perform all of the duties and obligations assigned to him under this Agreement.

     3. FULL-TIME EMPLOYMENT. Mr. Carreker's employment will be on a full-time basis, in accordance with standard employee policies for the Company. Mr. Carreker will not engage in any other business or render any commercial or professional services, directly or indirectly, to any other person or organization, whether for compensation or otherwise, provided that Mr. Carreker may (i) provide incidental assistance to family members on matters of family business; and (ii) sit on the board of directors of corporations and other organizations (including, without limitation, charitable and other nonprofit organizations) that do not compete with the Company; provided in each case that such activities do not conflict with or interfere with Mr. Carreker's

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normal full-time and first priority obligations to the Company.  Mr. Carreker may make personal investments in nonpublicly traded corporations, partnerships or other entities that, to the knowledge of the Company, are not at the time of such investment engaged in any business activities competitive with the Company. Notwithstanding anything to the contrary contained in this Agreement, Mr. Carreker may make personal investments in publicly traded corporations regardless of the business they are engaged in, provided that Mr. Carreker does not at any time own in excess of 1% of the issued and outstanding stock of any such corporation.

     4. SALARY; POTENTIAL BONUS. Mr. Carreker's salary for the first year of the Initial Period will be not less than $450,000. If the Company does not consummate an initial public offering of its equity securities during such first year and if the Company's financial performance meets or exceeds the standards for financial performance established in respect of such first year by the Company's board of directors (i.e., the Company's "board plan"), then Mr. Carreker's salary for the second year of the Initial Period will be not less than $500,000. If Mr. Carreker validly exercises his option to extend the term hereof such that the Initial Period is three years, if the Company does not consummate an initial public offering of its equity securities during the second year of the Initial Period and if the Company's financial performance meets or exceeds the standards for financial performance established in respect of such second year by the Company's board of directors, then Mr. Carreker's salary for the third year of the Initial Period will be not less than $550,000. All salary is payable on the Company's regular payroll dates, less required withholdings.

     Mr. Carreker acknowledges that the Company's board of directors has complete and sole discretion to establish and revise the Company's "board plan."

     The board of directors of the Company has the sole discretion whether or not to establish a bonus pool. If and to the extent the board of directors of the Company establishes a bonus pool for 1997 or any subsequent year, then Mr. Carreker will be entitled to participate in the same.

     5. BENEFITS. Mr. Carreker will also be entitled to insurance, vacation and other benefits commensurate with his position in accordance with the Company's standard employee policies in effect from time to time. Mr. Carreker acknowledges receipt of a summary of the Company's standard employee benefits policies in effect as of the date hereof.

     6. REIMBURSEMENT OF BUSINESS EXPENSES. The Company will, in accordance with the Company's policies in effect from time to time, reimburse Mr. Carreker for all out-of-pocket reasonable business expenses incurred by Mr. Carreker in connection with the performance of his duties under this Agreement upon submission of the required documentation required pursuant to the Company's standard policies and record-keeping procedures.

     7. INTELLECTUAL PROPERTY. Simultaneously with the execution of this Agreement, Mr. Carreker is executing and delivering and hereby adopts and agrees to be bound by the Intellectual Property Rights Agreement, a copy of which is attached to this Agreement as ATTACHMENT A, and by the Confidentiality Agreement, a copy of which is attached to this Agreement as ATTACHMENT B.


EMPLOYMENT AGREEMENT - Page 2

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     8.   TERMINATION.

          (a) THE COMPANY. Notwithstanding Section 1, the Company, acting by a determination of its board of directors (and not a committee thereof), may terminate Mr. Carreker's employment at any time during the Initial Period (whether two or three years) with or without cause upon written notice to Mr. Carreker.

          (b) BY MR. CARREKER. During the first two years of the Initial Period (i.e., determined without regard to an extension of the Initial Period to three years), Mr. Carreker may terminate Mr. Carreker's employment upon written notice to the Company only if the Company is in material breach of this Agreement, provided that such termination will become effective only upon the expiration of 30 days following such notice and then only if the breach remains uncured. Such termination shall be deemed a termination by the Company of Mr. Carreker's employment under Section 8(a) for which Mr. Carreker shall have the remedy set forth in Section 8(c).

          (c) REMEDY. Upon termination of Mr. Carreker's employment pursuant to Section 8(a) without cause or Section 8(b) only (at which time he shall cease to be an employee of the Company for all purposes, including for all benefit plan, insurance and other purposes), the Company will pay to Mr. Carreker, on the Company's regular payroll dates and less required withholdings (if any), salary at the rate paid to Mr. Carreker immediately prior to such termination, for the remaining balance (if any) of the first two years of the Initial Period (i.e., determined without regard to an extension of the Initial Period to three years) (the "TERMINATION PAYMENTS"). The Company's obligation to make the Termination Payments pursuant to this Section 8(c) is in lieu of any damages or any other payment or benefits, including without limitation stock benefits, that the Company might otherwise be obligated to pay Mr. Carreker as a result of Mr. Carreker's termination of employment; PROVIDED, HOWEVER, that if at any time the Company terminates Mr. Carreker's employment without cause under circumstances in which Mr. Carreker is not entitled to Termination Payments, or is entitled to Termination Payments that in the aggregate are less than a lump-sum severance payment consistent with the Company's standard severance payment policy, if any, as may be in effect at the time of termination, then Mr. Carreker shall be entitled to such lump-sum severance payment. (For purposes of reference and example only, the Company's standard severance payment policy as of the date of this Agreement provides for the payment of one week's salary at the time of termination for each year of service as an employee.) The Company and Mr. Carreker agree that, in view of the nature of the issues likely to arise in the event of such a termination, it would be impracticable or extremely difficult to fix the actual damages resulting from such termination and proving actual damages, causation and foreseeability in the case of such termination would be costly, inconvenient and difficult. In requiring the Company to make the Termination Payments as set forth herein, it is the intent of the parties to provide, as of the date of this Agreement, for a liquidated amount of damages to be paid by the Company to Mr. Carreker. Such liquidated amount shall be deemed full and adequate damages for such termination and is not intended by either party to be a penalty.


EMPLOYMENT AGREEMENT - Page 3

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          (d)  UPON DEATH.  If Mr. Carreker dies during the term of this
Agreement, then the Company will pay his estate an amount equal to all salary accrued, bonuses (if any) accrued and payable and benefits accrued as of the date of his death.

          (e) SURVIVAL. Mr. Carreker's and the Company's obligations under Sections 7, 8 and 9(i) of this Agreement will survive the termination of Carreker's employment of Mr. Carreker.

          (f) CAUSE. As used in this Agreement the term "with cause" shall mean and be limited to: (i) a material breach of this Agreement by Mr. Carreker that is not corrected within thirty (30) days after written notice of same from the board of directors of the Company to Mr. Carreker; (ii) gross and willful neglect by Mr. Carreker of his duties and responsibilities hereunder; (iii) fraud, criminal misconduct, breach of fiduciary duty, dishonesty, or gross and willful misconduct by Mr. Carreker in connection with the performance of his duties and responsibilities hereunder; (iv) Mr. Carreker being under the influence of alcohol or drugs during business hours, or being habitually drunk or addicted to drugs; (v) the commission by Mr. Carreker of any crime of moral turpitude; (vi) material breach by Mr. Carreker of his obligations under any assignment of copyright and other intellectual property rights, noncompetition agreement, trade secret agreement or confidentiality agreement, which breach is not cured within thirty (30) days after written notice of same from the board of directors of the Company to Mr. Carreker; or (vii) habitual breach by Mr. Carreker of any of the material provisions of this Agreement or such other assignment or agreements (regardless of any prior cure thereof).

     9.   MISCELLANEOUS.

          (a) NOTICES. Any and all notice permitted or required to be given under this Agreement must be in writing. Notices will be deemed given (i) when personally received or when sent by facsimile transmission (to the receiving party's facsimile number), (ii) on the first business day after having been sent by commercial overnight courier with written verification of receipt, or (iii) on the third business day after having been sent by registered or certified mail from a location on the United States mainland, return receipt requested, postage prepaid, whichever occurs first, at the address set forth below or at any new address, notice of which will have been given in accordance with this Section 9(a):

(i)       If to the Company:     The Carreker Group, Inc.
                                 14001 North Dallas Parkway, Suite 1100
                                 Dallas, Texas 75240
                                 Attention:  President
                                 Phone: (972) 458-1981
                                 Fax: (972) 458-2567

                                 with a copy to:

                                 Locke Purnell Rain Harrell
                                 (A Professional Corporation)
                                 2200 Ross Avenue, Suite 2200



EMPLOYMENT AGREEMENT - Page 4

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                                 Dallas, Texas 75201
                                 Attention: Russell F. Coleman
                                 Phone: (214) 740-8686
                                 Fax: (214) 740-8800

(ii) If to Mr. Carreker:         J.D. Carreker
                                 4321 Overhill
                                 Dallas, Texas 75205
                                 Phone: (214) 528-8303

          (b) AMENDMENTS. This Agreement, including the Attachments hereto, contains the entire agreement and supersedes and replaces all prior agreements between the Company and Mr. Carreker concerning Mr. Carreker's employment and employment benefits. This Agreement may not be changed or modified in whole or in part except by a writing signed by the party against whom enforcement of the change or modifications is sought.

          (c) SUCCESSORS AND ASSIGNS. This Agreement will not be assignable by either Mr. Carreker or the Company, except that the rights and obligations of the Company under this Agreement may be assigned to a corporation which succeeds the Company as the result of a merger or other corporate reorganization and which continues the business of the Company, or a subsidiary of the Company, provided that the Company guarantees the performance by such assignee of the Company's obligations hereunder.

          (d) GOVERNING LAW. The laws of the State of Texas (without regard to its choice of law principles that might apply the law of another jurisdiction) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties.

          (e) NO WAIVER. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions. The waiver by any party of the right to enforce any of the provisions hereof on any occasion will not be construed to be a waiver of the right of such party to enforce such provisions on any other occasion.

          (f) SEVERABILITY. Mr. Carreker and the Company recognize that the limitations contained in this Agreement are reasonably and properly required for the adequate protection of the interests of the Company. If for any reason a court of competent jurisdiction or an arbitrator in a binding arbitration proceeding finds any provision of this Agreement, or the application thereof, to be unenforceable, then the remaining provisions of this Agreement will be interpreted so as best to reasonably effect the intent of the parties. The parties further agree that the court or arbitrator shall replace any such invalid or unenforceable provisions with valid and enforceable provisions designed to achieve, to the extent possible, the business purposes and intent of such unenforceable provisions.

          (g) COUNTERPARTS. This Agreement may be executed in counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which


EMPLOYMENT AGREEMENT - Page 5

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together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, bear the signatures of both parties reflected hereon as signatories.

          (h) EFFECT OF AGREEMENT. This Agreement will be void and have no effect if the Effective Date does not occur on or before February 1, 1997.

          (i)  DISPUTE RESOLUTION.

               (i) ARBITRATION OF DISPUTES. Any dispute under this Agreement shall be resolved by arbitration in Dallas, Texas and, except as herein specifically stated, in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA RULES") then in effect. However, in all events, these arbitration provisions shall govern over any conflicting rules that may now or hereafter be contained in the AAA Rules. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve such dispute.

               (ii) COMPENSATION OF ARBITRATOR. Any such arbitration will be conducted before a single arbitrator who will be compensated for his or her services at a rate to be determined by the parties or by the American Arbitration Association, but based upon reasonable hourly or daily consulting rates for the arbitrator if the parties are not able to agree upon his or her rate of compensation.

               (iii) SELECTION OF ARBITRATOR. The American Arbitration Association will have the authority to select an arbitrator from a list of arbitrators who are lawyers familiar with Texas contract law; PROVIDED, HOWEVER, that such lawyers cannot work for a firm then performing services for either party, that each party will have the opportunity to make such reasonable objection to any of the arbitrators listed as such party may wish and that the American Arbitration Association will select the arbitrator from the list of arbitrators as to whom neither party makes any such objection.
If the foregoing procedure is not followed, then each party will choose one person from the list of arbitrators provided by the American Arbitration Association (provided that such person does not have a conflict of interest), and the two persons so selected will select from the list provided by the American Arbitration Association the person who will act as the arbitrator.

               (iv) PAYMENT OF COSTS. The Company and Mr. Carreker will each pay 50% of the initial compensation to be paid to the arbitrator in any such arbitration and 50% of the costs of transcripts and other normal and regular expenses of the arbitration proceedings; PROVIDED, HOWEVER, that the prevailing party in any arbitration will be entitled to an award of attorneys' fees and costs, and all costs of arbitration, including those provided for above, will be paid by the non-prevailing party, and the arbitrator will be authorized to make such determinations.

               (v) BURDEN OF PROOF. For any dispute submitted to arbitration, the burden of proof will be as it would be if the claim were litigated in a Texas judicial proceeding.


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               (vi)   AWARD.  Upon the conclusion of any arbitration
proceedings hereunder, the arbitrator will render findings of fact and conclusions of law and a written opinion setting forth the basis and reasons for any decision reached and will deliver such documents to each party to this Agreement along with a signed copy of the award.

               (vii) TERMS OF ARBITRATION. The arbitrator chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement.

               (viii) NATURE OF REMEDY. Except as specifically otherwise provided below, arbitration will be the sole and exclusive remedy of the parties for any dispute arising out of this Agreement.

               (ix) EQUITABLE REMEDY. Notwithstanding the provisions of this Section 9(i) and the arbitration provided for herein, actions initiated or maintained by the parties for injunctive or similar equitable relief are not subject to arbitration, and may be brought by the parties in any court that has jurisdiction, and, should the party bringing any such action prevail, all costs and expenses (including legal fees) shall be borne by the party against whom such action was brought.

            [THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]







EMPLOYMENT AGREEMENT - Page 7

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     IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the Effective Date.


THE CARREKER GROUP, INC.               /s/ J.D. CARREKER
                                       J.D. CARREKER

By:  /s/ Terry Gage
     Terry Gage
     Senior Vice President

















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